Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THERAPLANT

The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes of Theraplant included elsewhere in this filing. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Forward-Looking Statements” appearing elsewhere in this filing.

Unless otherwise indicated by the context, references to “Theraplant” refer to Theraplant solely, and references to the “Company,” “our,” “we,” “us” and similar terms refer to Greenrose Acquisition Corp. after giving effect to the Business Combinations.

Business Combinations

Greenrose Acquisition Corp. is a special purpose acquisition company formed on August 26, 2019 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Prior to our entering into the Business Combinations Agreements, our acquisition and value creation strategy was to identify, acquire and, after an initial business combination, to build a company in an industry or sector that complements the experience of our management team and can benefit from our operational expertise.

Subsequent to the closing of the Business Combinations, our operations will include (i) breeding & cultivating cannabis plants, (ii) manufacturing branded consumer products, and (iii) distributing cannabis flower and manufactured products. We appeal to medical and adult recreational use (“adult-use”) customers through brand strategies intended to build trust, loyalty and repeat purchase.

Pursuant with the guidance set forth in ASC 805, we have determined that Greenrose Acquisition Corp. is the accounting acquirer and accordingly, the Business Combination will be treated as a forward acquisition.

As a result of the Business Combination and the application of acquisition accounting, the assets and liabilities of the Target Businesses will be adjusted to their estimated fair market values as of the Closing. We anticipate these adjusted valuations will result in an increase in our future operating expenses due to the increased depreciation and amortization expense related to the increased carrying value of our fixed assets and identifiable definite-lived intangible assets. Additionally, the excess value of the total purchase price over the estimated fair value of our identifiable assets and liabilities, inclusive of identifiable intangible assets and contingent consideration, on the Closing will be allocated to goodwill. Any identifiable indefinite-lived assets, including goodwill, will be subject to annual impairment testing. See “Unaudited Pro Forma Condensed Combined Financial Information” and “Risk Factors — Risks related to the Acquisition” “If our goodwill or intangible assets become impaired, we may be required to record a significant charge to earnings.” Additionally, we expect to finance the Business Combinations through a PIPE financing comprised of a series of debt instruments, which is expected to increase interest expense on the consolidated financial statements.

In arriving at the estimated fair values presented in the unaudited pro forma condensed combined financial statements, we have considered the preliminary appraisals of independent consultants, which were based on a preliminary and limited review of forecasts and discount rates. We expect to complete the purchase price allocation after considering the fair market value of each of the Target Businesses, assets and liabilities at the level of detail necessary to finalize the purchase price allocation. The preliminary estimated purchase price allocation is subject to change for a number of reasons, including:

-	finalization of the fair value of working capital and other assets and liabilities on the opening balance sheet;

-	the final identification and valuation of intangible assets; and

-	completion of appraisals of assets acquired and liabilities assumed.

The final purchase price allocation will be adjusted based on the factors above and may differ materially from the estimated allocation. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Predecessor

After careful review, we have determined that Theraplant is the predecessor entity (as defined in Regulation C, Rule 405) because Theraplant is bringing what we believe to be best practices and operational procedures that we will implement throughout our Company on a going forward basis.

Overview

Theraplant is a cannabis producer licensed by the State of Connecticut, dedicated to providing patients options to improve their wellbeing. Theraplant was Connecticut’s first state-licensed medical cannabis producer, receiving its license on February 7, 2014, and in October 2014 became the first producer to distribute medical cannabis in the Connecticut market. Theraplant designs premium cannabis genetics to offer a wide variety of compositions to meet needs of the state’s medical cannabis cardholders for all approved treatment conditions. Theraplant continually leads the market in making quality medical cannabis affordable to the greatest range of patients. Theraplant hand selects premium cannabis genetics grown in a controlled, clean environment, under the watch of an award-winning cultivation team, and tested by a third-party laboratory for pesticides and microbiologics. Theraplant operates out of a cultivation facility with 68,000 square feet of capacity, with an additional 30,000 square feet of capacity under construction that is expected to be completed in the fourth quarter of fiscal 2021.

Regulation Overview and Balance Sheet Exposure

Subsequent to the Business Combinations, 100% of our balance sheet will be exposed to U.S. cannabis-related activities. We believe our operations are in material compliance with all applicable state and local laws, regulations, and licensing requirements in the states and locals in which we operate. However, cannabis remains illegal under U.S. federal law and substantially all our revenue is derived from U.S. cannabis operations.

Key Performance Indicators and Non-GAAP Measures

Our management uses a variety of financial and operating metrics to evaluate our business, analyze our performance, and make strategic decisions. We believe these metrics and non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as management. However, these measures are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for financial measures that have been calculated in accordance with GAAP. We primarily review the following key performance indicators and non-GAAP measures when assessing our performance: (i) revenue; (ii) EBITDA; (iii) adjusted EBITDA; (iv) working capital; (v) cash flow; and (vi) return on capital employed. We believe these indicators provide us with useful data with which to measure our performance.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measures that represents earnings before interest expense, income taxes, depreciations, and amortization, or EBITDA, and further adjustments to EBITDA to exclude certain non-cash items and other non-recurring items that management believes are not indicative of ongoing operations.

Theraplant discloses EBITDA and Adjusted EBITDA because these non-GAAP measures are key measures used by its management to evaluate our business, measure its operating performance, and make strategic decisions. We believe EBITDA and Adjusted EBITDA are useful for investors and others in understanding and evaluating our operations results in the same manner as its management. However, EBITDA and Adjusted EBITDA are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, income before income taxes, or any other operating performance measure calculated in accordance with GAAP. Using these non-GAAP financial measures to analyze our business would have material limitations because the calculations are based on the subjective determination of management regarding the nature and classification of events and circumstances that investors may find significant. In addition, although other companies in our industry may report measures titled EBITDA and Adjusted EBITDA or similar measures, such non-GAAP financial measures may be calculated differently from how we calculate non-GAAP financial measures, which reduces their overall usefulness as comparative measures. Because of these limitations, you should consider EBITDA and Adjusted EBITDA alongside other financial performance measures, including net income and our other financial results presented in accordance with GAAP. The following table presents a reconciliation of net income to EBITDA and Adjusted EBITDA for each of the periods indicated:

Three Months Ended September 30, 2021 Compared to the Three Months Ended September 30, 2020

	For the three months ended
	September 30,
	2021	2020
Net Income (Loss)	2,839,636	3,736,339
Income tax expense	262,625	286,125
Interest (income) expense, net	62,491	25,987
Depreciation & amortization	204,805	199,105
EBITDA	3,369,557	4,247,556
Transaction related fees (1)	127,312	56,181
Infrequent events (2)	54,027	19,143
Management fees (3)	-	-
Litigation (4)	11,100	-
Adjusted EBITDA	3,561,996	4,322,880

1)	Transaction fees relate to consulting, legal, and accounting fees in preparation for the Business Combinations.

2)	Infrequent events consist of $0.05 million for consulting fees related to Connecticut cannabis regulation proposals for the three months ended September 30, 2021.

3)	Represents management fees associated with management consulting services that will not be required to be paid after the closing of the Business Combinations.

4)	Represents fees related to consultation of attorneys regarding the recovery of insurance proceeds, related to the fire in 2020.

Nine Months Ended September 30, 2021 Compared to the Nine Months Ended September 30, 2020

	For the nine months ended
	September 30,
	2021	2020
Net Income (Loss)	8,921,314	10,668,544
Income tax expense	812,475	889,500
Interest (income) expense, net	145,652	78,263
Depreciation & amortization	606,780	597,314
EBITDA	10,486,221	12,233,621
Transaction related fees (1)	538,919	100,861
Infrequent events (2)	198,471	238,086
Management fees (3)	400,000	450,000
Litigation (4)	11,100	-
Adjusted EBITDA	11,634,712	13,022,568

1)	Transaction fees relate to consulting, legal, and accounting fees in preparation for the Business Combinations.

2)	Infrequent events consist of $0.2 million for consulting fees related to Connecticut cannabis regulation proposals for the nine months ended September 30, 2021 and 2020, respectively, as well as costs related to a fire in a grow room causing repair expenses that have not been recovered by insurance for the nine months ended September 30, 2020.

3)	Represents management fees associated with management consulting services that will not be required to be paid after the closing of the Business Combinations.

4)	Represents fees related to consultation of attorneys regarding the recovery of insurance proceeds, related to the fire in 2020.

Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

	For the year ended December 30,
	2020	2019
Net Income (Loss)	$14,589,928	$7,937,294
Provision for income taxes	1,178,500	747,527
Interest expense, net	101,560	112,017
Depreciation & amortization	798,538	976,702
EBITDA	16,668,526	9,773,540
Transaction related fees(a)	152,588	62,000
Infrequent events(b)	246,594	415,664
Management fees(c)	500,000	550,000
Adjusted EBITDA	$17,567,708	$10,801,204

a)	Transaction fees relate to consulting, legal, and accounting fees in preparation for the Business Combinations.

b)	Infrequent events includes $0.05 million for a fire in a grow room causing repair expenses that that have not been recovered by insurance for fiscal 2020 and $0.2 million for consulting fees related to Connecticut cannabis regulation proposals during fiscal 2020 and 2019 as well as $0.2 million for legal costs incurred for legal consultations and execution of internal agreements in 2019.

c)	Represents management fees associated with management consulting services that will not be required to be paid after the closing of the Business Combinations.

Key Components of Results of Operations

The period-to-period comparisons of Theraplant’s results of operations have been prepared using the historical periods included in Theraplant’s consolidated financial statements. The following discussion should be read in conjunction with Theraplant’s consolidated financial statements and related notes included elsewhere in this filing.

Revenues, net of discounts

Theraplant is a seed-to-wholesale cultivator, extractor, and processor that produces high quality cannabis products and sells wholesale product to dispensaries in the State of Connecticut. Revenues are recorded net of any applicable sales discounts.

Cost of goods sold, net (excludes depreciation and amortization)

Cost of goods sold, net is derived from costs related to the cultivation and production of cannabis and cannabis products. Cost of goods sold, net includes the costs directly attributable to the production of inventory and includes amounts incurred in the cultivation and manufacturing of finished goods, such as flower, concentrates, and ingestibles. Direct and indirect costs include, but are not limited to, material, labor, supplies, utilities, and facility costs associated with cultivation, not including depreciation and amortization.

Selling and marketing

Selling and marketing expenses consist of marketing expenses related to marketing programs for Theraplant products. As Theraplant continues to expand its facility, sales and marketing expenses will continue to increase.

General and administrative

General and administrative expenses represent costs incurred at Theraplant’s corporate offices, primarily related to personnel costs, including salaries, incentive compensation, benefits, and other professional service costs, including legal and accounting. Theraplant expects to continue to invest considerably in this area to support expansion plans and to support the increasing complexity of the cannabis business. Theraplant anticipates an increase in compensation expenses related to recruiting and hiring talent, accounting, legal and professional fees associated with becoming compliant with the Sarbanes-Oxley Act, and other public company corporate expenses.

Depreciation and amortization

Depreciation and amortization expenses represent a write-down to reduce the carrying value of Theraplant’s property and equipment and intangible assets. As Theraplant continues to grow and expand their property and equipment, we expect to see continued growth to the depreciation expense.

Other income (expense), net

Other income (expense), net consist primarily of interest expense and other non-operating activities.

Provision for income taxes

Theraplant’s members have elected to have Theraplant treated as a partnership for income tax purposes. The State of Connecticut imposes a corporate flow through tax of 6.99% on partnership earnings, resulting in taxable liabilities for Theraplant. Except for the corporate flow through tax, Theraplant’s items of income, loss, deduction, and credit are passed through to, and taken into account by Theraplant’s members in computing their own taxable income.

As Theraplant operates in the cannabis industry, it is subject to the limits of IRC Section 280E under which Theraplant is only allowed to deduct expenses directly related to sales of product. This results in permanent differences between ordinary and necessary business expenses deemed non-allowable under IRC Section 280E.

Results of Operations

Three Months Ended September 30, 2021 Compared to Three Months Ended September 30, 2020

	For the three months ended September 30,		Change Increase/(Decrease)
	2021	2020	$	%
Revenues, net of discounts	$6,235,744	$7,366,062	$(1,130,318)	(15)%
Cost of revenues (excludes depreciation and amortization)	2,001,181	2,469,397	(468,216)	(19)%
Selling and marketing	12,044	116,148	(104,144)	(90)%
General and administrative	853,002	532,961	320,041	60%
Depreciation and amortization	204,805	199,105	5,700	3%
Other income (expense), net	(62,491)	(25,987)	(36,504)	140%
Provision for income taxes	(262,625)	(286,125)	23,500	(8)%
Net income	$2,839,636	$3,736,339	$(896,703)	(19)%

Revenues, net of discounts, for the three months ended September 30, 2021 was $6.2 million, compared to $7.4 million for the three months ended September 30, 2020, a decrease of $1.1 million, or 15%. The decrease in revenue is a temporary result of the new legislation for adult-use cannabis in Connecticut. With the law, “An Act Concerning Responsible and Equitable Regulation of Adult-Use Cannabis”, recently passed in June 2021, we believe that prospective consumers who previously obtained a medical card or considered obtaining a medical card in Q3 decided to purchase cannabis outside of the medical market. This was the result of the decriminalization of cannabis as of July 1, 2021, thus forgoing the cost of a doctor's visit and a state license registration. Further, the availability of black-market products for the larger new adult (non-medical) market has increased due to illegal events and delivery services, negatively impacting revenues.  The new law now allows for an adult use of the product in Connecticut.

Cost of goods sold, net (excluding depreciation and amortization), for the three months ended September 30, 2021 was $2.0 million, compared to $2.4 million for the three months ended September 30, 2021, a decrease of $0.5 million or 19%. The decrease in cost of goods sold is primarily a result of less sales revenue in the quarter.

Selling and marketing expenses for the three months ended September 30, 2021 was $0.01 million, compared to $0.1 million for the three months ended September 30, 2020, a decrease of $0.1 million, or 90%. The decrease is primarily due to smaller purchases in marketing material.

General and administrative expenses for the three months ended September 30, 2021 was $0.9 million, compared to $0.5 million for the three months ended September 30, 2020, an increase of $0.3 million, or 60%. The increase is primarily driven by an increase in professional services, legal fees and accounting fees related to the sale. There also has been a large increase in the cost of insurance due to the expansion of facility and consulting fees related to Connecticut cannabis regulation proposals.

Other income (expense), net, comprised of interest expense, for the three months ended September 30, 2021 was $(0.1) million, compared to $(0.03) million for the three months ended September 30, 2020, an increase of $0.04 million, or 140%. The increase is primarily due to an added additional Letter of Credit of $550,000, and the construction loan for $3.3 million which increased related interest and fees.

Nine Months Ended September 30, 2021 Compared to Nine Months Ended September 30, 2020

	For the nine months ended		Change
	September 30,		Increase / (Decrease)
	2021	2020	$	%
Revenues, net of discounts	$19,955,892	$21,344,457	(1,388,565)	(7)%
Cost of goods sold (excludes depreciation and amortization)	6,420,529	6,881,485	(460,956)	(7)%
Selling and Marketing	198,159	256,353	(58,194)	(23)%
General, and Administrative	2,850,983	1,972,998	877,985	45%
Depreciation and Amortization	606,780	597,314	9,466	2%
Other Income (Expense), net	(145,652)	(78,263)	(67,389)	86%
Provision for income taxes	(812,475)	(889,500)	77,025	(9)%
Net income (loss)	$8,921,314	$10,668,544	(1,747,230)	(16)%

Revenues, net of discounts, for the nine months ended September 30, 2021 was $20.0 million, compared to $21.3 million for the nine months ended September 30, 2020, a decrease of $1.4 million, or 7%. The decrease in revenue is a result of pending legislation of recreational adult use of marijuana in Connecticut discussed in the three months ended results of operations above.

Cost of goods sold, net (excluding depreciation and amortization), for the nine months ended September 30, 2021 was $6.4 million, compared to $6.9 million for the nine months ended September 30, 2020, a decrease of $0.5 million, or 7%. Cost of goods sold decreased is primarily due to the decrease in revenues for the period.

Selling and marketing expenses for the nine months ended September 30, 2021 was $0.2 million, compared to $0.3 million for the nine months ended September 30, 2020, a decrease of $0.1 million, or 23%. The decrease is primarily due to smaller purchases in marketing materials.

General and administrative expenses for the nine months ended September 30, 2021 was $2.9 million, compared to $2.0 million for the nine months ended September 30, 2020, an increase of $0.9 million, or 45%. The increase is primarily driven by an increase in legal and professional fees for the 2020 audit and 2021 quarter reviews, insurance cost, payroll, and benefits.

Other income (expense), net, comprised of interest expense, for the nine months ended September 30, 2021 was $(0.15) million, compared to $(0.08) million for the nine months ended September 30, 2020, an increase of $0.07 million, or 86%. The increase is primarily due to an added additional Letter of Credit of $550,000, and the construction loan for $3.3 million which increased related interest and fees.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

	For the year ended December 31,		Change Increase/(Decrease)
	2020	2019	$	%
Revenues, net of discounts	$28,375,477	$17,773,900	$10,601,577	60%
Cost of revenues (excludes depreciation and amortization)	8,874,978	5,166,916	3,708,062	72%
Selling and marketing	333,114	330,627	2,487	1%
General and administrative	2,504,877	2,504,874	3	0%
Depreciation and amortization	798,538	976,702	(178,164)	(18)%
Other income (expense), net	(95,542)	(109,960)	(14,418)	(13)%
Provision for income taxes	(1,178,500)	(747,527)	430,973	58%
Net income	$14,589,928	$7,937,294	$6,652,634	84%

Revenues, net of discounts for fiscal 2020 was $28.4 million, compared to $17.8 million for fiscal 2019, an increase of $10.6 million, or 60%. The increase in revenue is a result of an increase in the number of medical card holders in the state of Connecticut which grew from approximately thirty-seven thousand customers in 2019 to approximately fifty thousand in 2020, and an increase in the number of dispensaries supplied by Theraplant which accounted for $1.8 million of the total increase in revenue. The organic growth experienced at dispensaries supplied by Theraplant, resulted in an additional $8.8 million in increased sales from fiscal 2019 to fiscal 2020.

Cost of goods sold, net (excluding depreciation and amortization) for fiscal 2020 was $8.9 million, compared to $5.2 million for fiscal 2019, an increase of $3.7 million, or 72%. The increase is primarily due to the growth in sales and production as well as Theraplant is continuing to increase employee headcount and infrastructure to support future growth.

Selling and marketing expenses remained consistent period over period at $0.3 million for fiscal 2020 and fiscal 2019.

General and administrative expenses remained consistent period over period at $2.5 million for fiscal 2020 and fiscal 2019. Theraplant experienced a reduction in consulting fees of approximately $0.1 million that were offset by an increase in repairs and maintenance of approximately $0.1 million

Depreciation and amortization for fiscal 2020 was $0.8 million, compared to $1.0 million for fiscal 2019, a decrease of $0.2 million, or 18%. This decrease is based on our depreciable base remaining relatively constant period over period.

Other income (expense), net, which consists of interest expenses, net, remained consistent period over period at $(0.1) million for fiscal 2020 and fiscal 2019.

Provision for income taxes in fiscal 2020 was $1.2 million, compared to $0.7 million in fiscal 2019, an increase of $0.4 million, or 58%. This increase is primarily a result of the $6.9 million increase in gross profit for the same periods. Under IRC Section 280E, cannabis companies are only allowed to deduct expenses that are directly related to production of the products. Due to the significant increase in gross profit as a result of the increase in sales and the efficiencies gained in automation of production, income tax expense increased significantly.

Liquidity and Capital Resources

Sources of Liquidity

Since Theraplant’s inception, it has funded its operations and capital spending primarily through cash flows from product sales, as well as third-party debt, and equity contributions, respectively. Theraplant is generating cash from sales and is deploying its capital reserves to acquire and develop assets capable of producing additional revenues and earnings over both the immediate and near term to support its business growth and expansion. Theraplant’s current principal sources of liquidity are cash and cash equivalents provided by operations. Cash and cash equivalents consist primarily of cash deposits with financial institutions. Cash and cash equivalents were $3.7 and $2.3 million as of September 30, 2021 and December 31, 2020, respectively.

Theraplant’s primary uses of cash are for working capital requirements, capital expenditures, and debt service payments. Additionally, from time to time, Theraplant may use capital for acquisitions and other investing and financing activities. Working capital is used primarily for personnel as well as costs related to the growth, manufacture, and production of products. Theraplant’s capital expenditures consist primarily of improvements in existing facilities, product development, and equipment purchases due to expansion.

As of September 30, 2021, Theraplant has a third-party promissory note payable with a principal balance outstanding of $1.7 million, due in April 2027, of which $0.2 is due in one year and bears interest of 5.5% per annum. Theraplant also has as a third-party commercial term loan with a principal balance outstanding of $0.5 million, due in March 2026, and bears interest of 6.875% per annum. Theraplant has a construction loan that provides for borrowing up to $4.4 million with a balance outstanding of $3.3 million, due February 2032, and bears interest through January 2027 of 6.875% per annum, adjusting to 3% above the Federal Home Loan Bank of Boston “Classic Advance Rate” on February 1, 2027 for the duration of the loan, with a “floor interest rate” of 5.5%. Theraplant plans to fund the current amounts due within one year with cash from operations. Theraplant believes that cash from operations in fiscal 2021 will be sufficient to cover current debt obligations. To the extent additional funds are necessary to meet long-term liquidity needs as Theraplant continues to execute its business strategy, Theraplant anticipates that additional funds will be obtained through the incurrence of indebtedness, additional equity financings or a combination of these potential sources of funds. There can be no assurance that Theraplant will be able to obtain additional funds on acceptable terms, on a timely basis, or at all. The failure to obtain sufficient funds on acceptable terms when needed could have a material adverse effect on the results of operations, and financial condition.

The following table presents Theraplant’s cash and outstanding debt as of the dates indicated:

	September 30, 2021	December 31, 2020
Cash and Cash Equivalents	$3,678,125	$2,263,061
Outstanding Debt:
Notes Payable	5,518,893	1,778,725
Total Debt	5,518,893	1,778,725
Less: deferred loan finance cost	155,190	23,869
Less: current portion of debt	216,676	68,674
Total long-term debt	$5,147,027	$1,686,182

Cash Flows

Nine Months Ended September 30, 2021 Compared to Nine Months Ended September 30, 2020

The table below highlights Theraplant’s cash flows for the periods indicated.

	For the nine months ended
	September 30,
	2021	2020
Net Cash Provided By Operating Activities	$9,774,362	$12,408,334
Net Cash Used In Investing Activities	(4,798,363)	(480,370)
Net Cash Used In Financing Activities	(3,560,935)	(12,923,702)
Net Increase / (Decrease) In Cash and Cash Equivalents	$1,415,064	$(995,738)

Cash Flow from Operating Activities

Net cash provided by operating activities was $9.8 million for the nine months ended September 30, 2021, a decrease of $2.6 million, compared to net cash provided by operating activities of $12.4 million during the nine months ended September 30, 2020. This decrease is primarily due to lower net income partially offset by a lower increase in accounts payables and inventories when comparing the nine months ended September 30, 2021 and the nine months ended September 30, 2020.

Cash Flow from Investing Activities

Net cash used in investing activities was $4.8 million for the nine months ended September 30, 2021, an increase of $4.3 million, compared to net cash used in investing activities of $0.5 million during the nine months ended September 30, 2020. The increase is due to the acquisition of additional fixed assets and for building an additional 30,000 square feet of capacity that is expected to be completed in the fourth quarter of fiscal 2021.

Cash Flow from Financing Activities

Net cash used in financing activities was $3.6 million for the nine months ended September 30, 2021, a decrease of $9.3 million, compared to net cash used in financing activities of $12.9 million during the nine months ended September 30, 2020. The decrease in cash in financing activities is primarily due to $5.8 million less of distributions to members during the nine months ended September 30, 2021 than during the nine months ended September 30, 2020 as well as $3.7 million of proceeds from notes payable during the nine months ended September 30, 2021 compared to none for the nine months ended September 30, 2020.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

The table below highlights Theraplant’s cash flows for the periods indicated.

	For the year ended December 31,
	2020	2019
Net cash provided by (used in) operating activities	$15,998,524	$6,181,753
Net cash used in investing activities	(926,318)	(693,519)
Net cash provided by financing activities	(19,994,395)	(1,540,462)
Net increase in cash and cash equivalents	$(4,922,189)	$3,947,772

Cash Flow from Operating Activities

Net cash provided by operating activities was $16.0 million for fiscal 2020, an increase of $9.8 million, compared to net cash provided by operating activities of $6.2 million during fiscal 2019. This increase is primarily due to (1) increase in net income from fiscal 2019 to fiscal 2020; and (2) management’s focus on operational improvements all resulting in improved cash flows from operations.

Cash Flow from Investing Activities

Net cash used in investing activities was $0.9 million for fiscal 2020, an increase of $0.2 million, compared to net cash used in investing activities of $0.7 million during fiscal 2019. The increase is due to the cash spent as part of Theraplant’s property and equipment expansion.

Cash Flow from Financing Activities

Net cash used in financing activities was $20.0 million for fiscal 2020, an increase of $18.5 million, compared to net cash used in financing activities of $1.5 million during fiscal 2019. The increase in cash used was primarily related to the $20.0 million of distributions to members during fiscal 2020 compared to the $2.0 million distributions to members in fiscal 2019.

Funding Sources

Liquidity following the Transactions

Following the consummation of the Business Combinations, we anticipate that cash flows from operations, cash on hand, along with the net cash expected to be funded at the Closing of the Business Combinations after considering the PIPE, Greenrose trust account, transaction costs, payment of any convertible promissory notes and consideration paid for each of the target companies, will be sufficient to fund the liquidity requirements after the Closing Date. From time to time, we may establish new local lines of credit or utilize existing local lines of credit. We will manage our cash balances by utilizing available cash management strategies, which may include intercompany agreements, opening lines of credit, or other banking relationships. However, our ability to service our indebtedness and to fund our other liquidity requirements will depend on our ability to generate and access cash in the future. This is subject to general economic, financial, contractual, competitive, legislative, regulatory, and other factors, some of which are beyond our control, as well as the factors described in “Risk Factors” included elsewhere in this filing.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements or other financing activities with special-purpose entities.

Commitments and Contingencies

Theraplant follows the provisions of U.S. GAAP when recording litigation related contingencies. A liability is recorded when a loss is probable and can be reasonably estimated. On March 14, 2021, Theraplant received a letter from counsel for four members of the Company (i) requesting information regarding the 2018 issuance of warrants to certain members of management and a consultant of Theraplant, and (ii) alleging potential claims against Theraplant, including for breach of fiduciary duty, fraudulent misrepresentation, omissions, and potentially breach of the Theraplant’s operating agreement. Theraplant, through its legal counsel has responded to two separate information requests and no claims have been filed. Theraplant has not concluded that the likelihood of an unfavorable outcome is either “probable” or “remote,” and expresses no opinion as to the likely outcome of such matter. Furthermore, Theraplant is unable to provide an estimate of the amount or range of potential loss if the outcome of pending or overtly threatened litigation, claims or assessments should be unfavorable.

Critical Accounting Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make judgments, estimates, and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and underlying assumptions are reviewed on an ongoing basis. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates, and revisions to accounting estimates are recognized in the period in which the estimate is revised.

Significant judgments, estimates, and assumptions that have the most significant effect on the amounts recognized in the consolidated financial statements of Theraplant are described below.

Estimated Useful Lives and Depreciation of Property and Equipment and Intangible Assets

Depreciation and amortization of property and equipment and intangible assets are dependent upon estimates of useful lives, which are determined through the exercise of judgment. The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that take into account factors such as economic and market conditions and the useful lives of assets.

Inventories

The net realizable value of inventories represents the estimated selling price for inventories in the ordinary course of business, less all estimated costs of completion and costs necessary to make the sale. The determination of net realizable value requires significant judgment, including consideration of factors such as shrinkage, the aging of and future demand for inventory, expected future selling price, what we expect to realize by selling the inventory and the contractual arrangements with customers. Reserves for excess and obsolete inventory are based upon quantities on hand, projected volumes from demand forecasts and net realizable value. The estimates are judgmental in nature and are made at a point in time, using available information, expected business plans and expected market conditions. As a result, the actual amount received on sale could differ from the estimated value of inventory. Periodic reviews are performed on the inventory balance. The impact of changes in inventory reserves is reflected in cost of goods sold.

Allowance for Uncollectible Accounts

Allowances for doubtful accounts reflect Theraplant’s estimate of amounts in its existing accounts receivable that may not be collected due to customer claims or customer inability or unwillingness to pay. The allowance is determined based on a combination of factors, including Theraplant’s risk assessment regarding the credit worthiness of its customers, historical collection experience and length of time the receivables are past due. Though infrequent, if ever, account balances are charged off against the allowance when Theraplant believes it is probable the receivable will not be recovered. No allowance for doubtful accounts was required as of June 30, 2021 and December 31, 2020.

Provision for Income Taxes

Theraplant is classified as partnership for income tax purposes and an LLC, thus does not pay state and federal income taxes. As such, all the income, loss, deductions, and credits are passed through to, and taken into account by the members of Theraplant.

Theraplant is subject to the limits of IRC Section 280E under which Theraplant is only allowed to deduct expenses directly related to sales of product. This results in permanent differences between ordinary and necessary business expenses deemed non-allowable under IRC Section 280E.

The state of Connecticut imposes a corporate flow through tax on partnership earnings, resulting in an accrued tax liability. Theraplant recognizes deferred tax amounts arising from timing differences between federal and state depreciation regulations.

Recently Issued Accounting Pronouncements

In March 2020, the FASB issued ASU 2020-04 (ASU), Reference Rate Reform (Topic 848) (“ASC 848”), this standard provides optional guidance for a limited period of time to ease the potential burden in accounting for the effects of reference rate reform on financial reporting. Reference rates are widely used in a broad range of financial instruments and other agreements. In response to concerns about structural risks of interbank offered rates, regulators in several jurisdictions around the world have undertaken efforts generally referred to as reference rate reform, to identify alternative reference rates that are more observable or transaction-based and less susceptible to manipulation. As a result of the reference rate reform initiative, certain widely used reference rates are expected to be discontinued. The ASU can be adopted no later than December 31, 2022 with early adoption permitted. The Company is evaluating the effect of adopting this new accounting guidance.